KPMG LLP	Telephone (604) 691-3000
Chartered Accountants	Fax (604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

March 12, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen

We were previously principal accountants for American Bonanza Gold Corp. (the “Company”) and, under the date of March 27, 2013, we reported on the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012. On September 1, 2013, we were dismissed.

We have read the Company’s statements included under Item 16F of its Form 20-F dated March 12, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (1) the change was approved by the board of directors and audit committee and (2) Smythe Ratcliffe LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours

/s/ KPMG LLP

Chartered Accountants

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.